Exhibit 11.1

                             SUNRISE RESOURCES, INC.

                     PER SHARE EARNINGS (LOSS) COMPUTATIONS

                                                                                    Years Ended March 31,
                                                                     -------------------------------------------------
                                                                         1997             1996               1995
                                                                     -------------     ------------    ---------------

Primary Earnings (Loss) Per Share

   Weighted average number of common shares
     outstanding                                                       7,189,000        7,189,000          4,558,000
   Common share equivalents from assumed
     exercise of options and warrants                                         --               --                 --

         Total shares                                                  7,189,000        7,189,000          4,558,000
                                                                     =============   ==============     ==============

         Net income (loss)                                           $(2,547,000)   $   2,503,000     $   (4,252,000)
                                                                     =============   ==============     =============

         Net income (loss) per common and common
             equivalent share                                        $     (0.35)   $        0.35     $        (0.93)
                                                                     =============   ==============     ==============

Fully Dilutive Earnings (Loss) Per Share

   Weighted average number of common shares
     outstanding                                                       7,189,000        7,189,000           4,558,000
   Common share equivalents from assumed
     exercise of options and warrants                                         --               --                 --

         Total shares                                                  7,189,000        7,189,000           4,558,000
                                                                     =============   ==============     ==============

         Net income (loss)                                           $(2,547,000)   $   2,503,000      $   (4,252,000)
                                                                     =============   ==============     =============

         Net income (loss) per common and common
             equivalent share                                        $     (0.35)   $        0.35      $       (0.93)
                                                                     =============   ==============     ==============

     Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.

     The impact of common equivalent shares has been excluded from the above computations of net income (loss) per common share as such impact would be antidilutive.